Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 14, 2013

Salon Media Group, Inc. Reports Third Quarter Results
Major Traffic Increase Fuels Revenue Growth

San Francisco, CA (February 14, 2013).  Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months ended December 31, 2012.  Net revenues for the quarter increased 9 percent to $1.0 million compared to the same period last year.  Strong traffic growth at Salon.com resulted in a 23 percent increase in ad revenues for the three months ended December 31, 2012. The ad sales increase in the third quarter primarily stems from a 63 percent increase in third party sales to $0.6 million compared to $0.4 million for the three months ended December 31, 2011.

Salon has been able to achieve traffic growth while simultaneously decreasing operating expenses. Total operating expenses declined 7 percent to $1.8 million for the three months ended December 31, 2012, compared to $1.9 million for the same period last year. The savings were achieved through a restructuring that included winding down areas that did not generate growth, such as the Company’s video production unit, Salon Studio, and Salon Core, the subscription-reliant business unit, as well as the sale of The WELL, an online community. These changes reduced the Company’s quarterly operating loss from continuing operations to $0.8 million for the three months ended December 31, 2012, a 20 percent reduction compared to the same period last year.

In 2012 Salon’s traffic grew 64 percent, according to ComScore. Among a list of 18 competitors, Salon experienced the third highest traffic rate increase during calendar year 2012.

Under the leadership of Cynthia Jeffers, who became the CEO/CTO of Salon Media Group in June 2012, the Company has been driven to improve financial results by innovating custom advertising solutions, broadening and diversifying high quality content offerings, and extending its reach into mobile and social media.

“Being among the fastest-growing news sites in terms of audience growth for 2012 will put us in a strong position to monetize this increased traffic, raise our brand profile, and further invest in our core business in 2013,” Jeffers said.

About Salon Media Group
Salon Media Group (OTCBQ: SLNM.PK) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release for the third quarter of fiscal year 2013 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations.  All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.”  The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to:
● Our cash flows may not meet expectations
● Our reliance on related parties for significant investment capital

● Our principal stockholders can exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

● Our dependence on advertising sales for significant revenues
● The introduction of new Websites, services or products by us or by our competitors
● Controversial content on our website
● Our inability to promote the Salon brand to attract and retain users, advertisers and strategic partners
● Our technology development efforts may not be successful in improving the functionality of our network

This press release should be read in conjunction with our quarterly report on Form 10-Q filed on February 14, 2013, including the “Risk Factors” set forth in the report, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results.  We do not undertake to update any forward-looking statements unless otherwise required by law.

INVESTOR RELATIONS CONTACT:
Alex Fernandez
870 Market Street, Suite 528
San Francisco, CA 94102
(415) 645-9317

FINANCIAL STATEMENTS:
Condensed Consolidated Balance Sheets - subsequent pages
Condensed Consolidated Statement of Operations – subsequent pages

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31, 2012	March 31, 2012
	(Unaudited)	(1)

Assets
Current assets:
Cash and cash equivalents	$205	$130
Accounts receivable, net of allocance of $62 and $62	722	783
Prepaid expenses and other current assets	205	194
Total current assets	1,132	1,107
Property and equipment, net	59	92
Goodwill	-	200
Other assets, principally deposits	205	158
Total assets	$1,396	$1,557
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	11,475	8,105
Convertible notes payable	3,339	3,106
Accounts payable and accrued liabilities	1,160	1,847
Deferred revenues	37	165
Total current liabilities	17,011	14,223

Deferred rent	26	123
Total liabilities	17,037	14,346
Commitments and contingencies (See Note 6)

Stockholders' deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 9,404 shares issued and outstanding at December 31, 2012 and March 31, 2012 (liquidation value of $26,744 at December 31, 2012)	-	-
Common stock, $0.001 par value, 30,000,000 shares authorized, 3,282,576 shares issued and outstanding at December 31, 2012 and March 31, 2012	3	3
Additional paid-in capital	99,883	99,737
Accumulated deficit	(115,527)	(112,529)

Total stockholders' deficit	(15,641)	(12,789)
Total liabilities and stockholders' deficit	$1,396	$1,557

(1) Derived from the Company's audited consolidated financial statements.
The accompanying notes are an integral part of these condensend consolidated financial statements.

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011

Revenue, net	$1,032	$943	$2,721	$2,716

Operating expenses:
Production and content	833	872	2,514	2,207
Sales and marketing	349	403	1,151	1,086
Technology	340	253	967	719
General and administrative	244	361	902	1,098
Separation expenses	-	-	218	-
Total operating expenses	1,766	1,889	5,752	5,110

Loss from operations	(734)	(946)	(3,031)	(2,394)
Interest income (expense)	(72)	(66)	(200)	(198)
Loss from continuing operations	(806)	(1,012)	(3,231)	(2,592)
Income from discontinued operations	-	15	233	51
Net loss	$(806)	$(997)	$(2,998)	$(2,541)

Basic and diluted net loss per share
Loss from continuing operations	$(0.25)	$(0.31)	(0.98)	(0.79)
Income from discontinued operations	0.00	0.01	0.07	0.02
Net loss	$(0.25)	$(0.30)	(0.91)	(0.77)

Weighted average shares used in computing basic and diluted net loss per share	3,283	3,283	3,283	3,283

The accompanying notes are an integral part of these condensend consolidated financial statements.